C H A P A R R A L
                            Chaparral Resources, Inc.





                               September 21, 2000




Mr. Dennis Stall
Capco Resources Ltd.
444 5th Avenue SW
Suite 2240
Calgary, Alberta
Canada  T2P2T8  403-9000


     Re:  Purchase of Common Stock

Dear Dennis:

     This letter agreement (this "Letter") summarizes the terms and conditions of the agreement by Capco Resources Ltd., a Canadian corporation ("Capco"), to acquire 1,612,903 shares of common stock, par value $.0001 per share (the "Shares"), of Chaparral Resources, Inc. ("Chaparral") for an aggregate purchase price of $3.0 million. In this Letter, (a) Capco and Chaparral are hereinafter referred to individually as a "Party" and collectively as the "Parties" and (b) Capco's acquisition of the Shares is hereinafter referred to as the "Share Purchase."

     1.   BASIC TRANSACTION

          (a)  Capco agrees to purchase the Shares in two tranches as follows:
               (i) the first tranche of 537,634 Shares on or before September 29, 2000 by delivery to Chaparral the sum of $1.0 million, in cash, by wire transfer of immediately available funds and (ii) the second tranche of 1,075,269 Shares on the earlier of (a) October 30, 2000 or (b) consummation of the transactions contemplated pursuant to Section 3 of that certain Agreement and Release, dated August 25, 2000, by and among Greka Energy Corp. ("Greka"), Randeep S. Grewal, Capco, Capco Energy, Inc. and Ilyas Chaudhary by delivery to Chaparral the sum of $2.0 million, in cash, by wire transfer of immediately available funds.

          (b) As security for its obligation hereunder, Capco will pledge to Chaparral 400,000 shares of common stock of Greka held by Capco Energy (the "Greka Stock") as collateral for Capco's obligation

Mr. Dennis Stall
September 21, 2000
Page 2


               under the Shares Purchase. In addition to any other remedy available to Chaparral, if Capco defaults on its obligation to timely consummate the Share Purchase, Chaparral will have the right to sell the Greka Stock (subject to applicable securities laws) to attempt to satisfy Capco's obligation, together with all reasonable commission, fees, costs and expenses (including reasonable legal and expert fees, costs and expenses) incurred by Chaparral in connection with any such sale and the principal amount of the Shares will be adjusted accordingly so that an amount equal to the proceeds of any such sales less all commissions, fees, costs and expenses incurred by Chaparral in making such sales shall be applied to the outstanding Share Purchase obligation of Capco; provided, however, after full satisfaction of Capco's Share Purchase obligation hereunder (i.e. when the total principal amount of the Shares purchased by Capco equals $3,000,000), any excess Greka Stock or the proceeds from the sale thereof, if any, will be returned to Capco. Upon the request of Capco (which must be acceptable to Chaparral in its sole discretion), some or all the Greka Stock may be released from the pledge to Chaparral for sale to a third party or to be pledged as collateral for a loan to Capco if the proceeds of such sale or loan are paid directly to Chaparral to satisfy Capco's Share Purchase obligation.

          (c) Capco agrees to deliver to Chaparral documentation customarily requested by an issuer in an offering pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, and the placement of an appropriate restrictive legend on the Shares acquired by Capco pursuant to this Letter.

     2.   DISCLOSURE

     Except as and to the extent required by applicable law, without the prior written consent of Chaparral, Capco will not, and will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding the Share Purchase or any of the terms, conditions, or other aspects of the transaction proposed in this Letter.

     3.   COSTS

     Capco and Chaparral will be responsible for and bear all of their own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with the Share Purchase.

     4.   ENTIRE AGREEMENT

     This Letter constitutes the entire agreement between the Parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the Parties on the subject matter hereof. Except as otherwise provided herein, this Letter may be amended or modified only by a writing executed by the Parties.

Mr. Dennis Stall
September 21, 2000
Page 3


     5.   EXPRESSION OF INTENT

     The Parties acknowledge and agree that this Letter is a legal obligation of the Parties.

     6.   GOVERNING LAW

     THIS LETTER WILL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

     7.   JURISDICTION; SERVICE OF PROCESS

     ANY ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY RIGHT ARISING OUT OF, THIS LETTER MAY BE BROUGHT AGAINST ANY OF THE PARTIES IN THE COURTS OF THE STATE OF TEXAS, COUNTY OF HARRIS, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, AND EACH OF THE PARTIES CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS) IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY OBJECTION TO VENUE LAID THEREIN. PROCESS IN ANY ACTION OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE.

     8.   COUNTERPARTS

     This Letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Letter and all of which, when taken together, will be deemed to constitute one and the same agreement.


                     Remainder of page intentionally blank.

Mr. Dennis Stall
September 21, 2000
Page 4


     If you are in agreement with the foregoing, please sign and return one copy of this Letter, which thereupon will constitute our agreement with respect to its subject matter.

     Very truly yours,

     /s/ James A. Jeffs                            /s/ John B. McMillian
     ------------------                            ---------------------
     James A. Jeffs                                John G. McMillian



Duly acknowledged and agreed this 21st day of September 2000.

CAPCO RESOURCES LTD.


/s/ Dennis Stall
----------------
Dennis Stall